Pricing supplement To prospectus dated April 5, 2018, prospectus supplement dated April 5, 2018, product supplement no. 4-I dated April 5, 2018 and underlying supplement no. 1-I dated April 5, 2018	Registration Statement Nos. 333-222672 and 333-222672-01 Dated August 16, 2018 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments

$1,000,000
Digital Knock-Out Notes Linked to the Lesser Performing of the iShares® MSCI Emerging Markets ETF and the VanEck Vectors® Oil Services ETF due September 4, 2019
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek (i) a fixed return of 13.15% at maturity if a Knock-Out Event has not occurred or (i) unleveraged exposure to any appreciation of the lesser performing of the iShares® MSCI Emerging Markets ETF and the VanEck Vectors® Oil Services ETF, which we refer to as the Funds, up to a maximum return of 13.15% at maturity if a Knock-Out Event has occurred. A Knock-Out Event occurs if, on any day during the Monitoring Period, the closing price of one share of either Fund is less than its Initial Share Price by more than 70.00%.
•	Investors should be willing to forgo interest and dividend payments and, if a Knock-Out Event has occurred, be willing to lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Funds:	The iShares® MSCI Emerging Markets ETF (Bloomberg ticker: EEM) and the VanEck Vectors® Oil Services ETF (Bloomberg Ticker: OIH) (each, a “Fund,” and collectively, the “Funds”)
Payment at Maturity:	If a Knock-Out Event has not occurred, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Contingent Digital Return)

If a Knock-Out Event has occurred, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × the lesser of (a) Lesser Performing Fund Return and (b) the Contingent Digital Return)

If (i) a Knock-Out Event has occurred and (ii) the Final Share Price of either Fund is less than its Initial Share Price, you will lose some or all of your principal amount at maturity.
Knock-Out Event:	A Knock-Out Event occurs if, on any day during the Monitoring Period, the closing price of one share of either Fund is less than its Initial Share Price by more than the Contingent Buffer Amount.
Monitoring Period:	The period from but excluding the Pricing Date to and including the final Ending Averaging Date
Contingent Digital Return:	13.15%, which reflects the maximum return on the notes. Accordingly, the maximum payment at maturity per $1,000 principal amount note is $1,131.50.
Contingent Buffer Amount:	30%
Fund Return:	With respect to each Fund, (Final Share Price – Initial Share Price) Initial Share Price
Initial Share Price:	With respect to each Fund, the closing price of one share of that Fund on the Pricing Date, which was $41.77 for the iShares® MSCI Emerging Markets ETF and $23.81 for the VanEck Vectors® Oil Services ETF
Final Share Price:	With respect to each Fund, the arithmetic average of the closing prices of one share of that Fund on the Ending Averaging Dates
Share Adjustment Factor:	With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing price of one share of that Fund and is set initially at 1.0 on the Pricing Date. The Share Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.
Lesser Performing Fund:	The Fund with the Lesser Performing Fund Return
Lesser Performing Fund Return:	The lower of the Fund Returns of the Funds
Pricing Date:	August 16, 2018
Original Issue Date:	On or about August 21, 2018 (Settlement Date)
Ending Averaging Dates*:	August 23, 2019, August 26, 2019, August 27, 2019, August 28, 2019 and August 29, 2019
Maturity Date*:	September 4, 2019
CUSIP:	48130UDE2
*	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$10	$990
Total	$1,000,000	$10,000	$990,000
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $10.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement

The estimated value of the notes, when the terms of the notes were set, was $967.50 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf
•	Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

JPMorgan Structured Investments —	PS- 1
Digital Knock-Out Notes Linked to the Lesser Performing of the iShares® MSCI Emerging Markets ETF and the VanEck Vectors® Oil Services ETF

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Funds?

The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes that the Lesser Performing Fund is the iShares® MSCI Emerging Markets ETF. We make no representation or warranty as to which of the Funds will be the Lesser Performing Fund for purposes of calculating your actual payment at maturity. In addition, each hypothetical total return or payment at maturity set forth below assumes an Initial Share Price of the Lesser Performing Fund of $40 and reflects the Contingent Buffer Amount of 30% and the Contingent Digital Return of 13.15%. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Final Share Price of the Lesser Performing Fund	Lesser Performing Fund Return	A Knock-Out Event Has Not Occurred(1)	A Knock-Out Event Has Occurred(1)
		Total Return	Total Return
$72.000	80.00%	13.15%	13.15%
$66.000	65.00%	13.15%	13.15%
$60.000	50.00%	13.15%	13.15%
$56.000	40.00%	13.15%	13.15%
$52.000	30.00%	13.15%	13.15%
$48.000	20.00%	13.15%	13.15%
$46.000	15.00%	13.15%	13.15%
$45.260	13.15%	13.15%	13.15%
$44.000	10.00%	13.15%	10.00%
$42.000	5.00%	13.15%	5.00%
$41.000	2.50%	13.15%	2.50%
$40.000	0.00%	13.15%	0.00%
$39.000	-2.50%	13.15%	-2.50%
$38.000	-5.00%	13.15%	-5.00%
$36.000	-10.00%	13.15%	-10.00%
$32.000	-20.00%	13.15%	-20.00%
$28.000	-30.00%	13.15%	-30.00%
$27.996	-30.01%	N/A	-30.01%
$24.000	-40.00%	N/A	-40.00%
$20.000	-50.00%	N/A	-50.00%
$16.000	-60.00%	N/A	-60.00%
$12.000	-70.00%	N/A	-70.00%
$8.000	-80.00%	N/A	-80.00%
$4.000	-90.00%	N/A	-90.00%
$0.000	-100.00%	N/A	-100.00%

(1) A Knock-Out Event occurs if, on any day during the Monitoring Period, the closing price of either Fund is less than its Initial Share Price by more than the Contingent Buffer Amount.

JPMorgan Structured Investments —	PS- 2
Digital Knock-Out Notes Linked to the Lesser Performing of the iShares® MSCI Emerging Markets ETF and the VanEck Vectors® Oil Services ETF

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: A Knock-Out Event has not occurred and the price of one share of the Lesser Performing Fund increases from its Initial Share Price of $40 to a Final Share Price of $41.

Because a Knock-Out Event has not occurred, regardless of the Lesser Performing Fund Return, the investor receives a payment at maturity of $1,131.50 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 13.15%) = $1,131.50

Example 2: A Knock-Out Event has not occurred and the price of one share of the Lesser Performing Fund decreases from its Initial Share Price of $40 to a Final Share Price of $38.

Although the Lesser Performing Fund Return is negative, because a Knock-Out Event has not occurred, the investor receives a payment at maturity of $1,131.50 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 13.15%) = $1,131.50

Example 3: A Knock-Out Event has not occurred and the price of one share of the Lesser Performing Fund increases from its Initial Share Price of $40 to a Final Share Price of $56.

Because a Knock-Out Event has not occurred and although the Lesser Performing Fund Return of 40% exceeds the Contingent Digital Return of 13.15%, the investor is entitled to only the Contingent Digital Return and receives a payment at maturity of $1,131.50 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 13.15%) = $1,131.50

Example 4: A Knock-Out Event has occurred and the price of one share of the Lesser Performing Fund increases from its Initial Share Price of $40 to a Final Share Price of $41.

Because a Knock-Out Event has occurred and the Lesser Performing Fund Return is 2.50%, which is less than the Contingent Digital Return, the investor receives a payment at maturity of $1,025 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 2.50%) = $1,025

Example 5: A Knock-Out Event has occurred and the price of one share of the Lesser Performing Fund increases from its Initial Share Price of $40 to a Final Share Price of $60.

Because a Knock-Out Event has occurred and the Lesser Performing Fund Return of 50% exceeds the Contingent Digital Return, the investor is entitled to only the Contingent Digital Return and receives a payment at maturity of $1,131.50 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 13.15%) = $1,131.50

Example 6: A Knock-Out Event has occurred and the price of one share of the Lesser Performing Fund decreases from its Initial Share Price of $40 to a Final Share Price of $20.

Because a Knock-Out Event has occurred and the Lesser Performing Fund Return is -50%, which is less than the Contingent Digital Return, the investor receives a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -50%) = $500

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS- 3
Digital Knock-Out Notes Linked to the Lesser Performing of the iShares® MSCI Emerging Markets ETF and the VanEck Vectors® Oil Services ETF

Selected Purchase Considerations

•	CAPPED APPRECIATION POTENTIAL — If a Knock-Out Event has not occurred, at maturity you will receive a fixed return equal to the Contingent Digital Return of 13.15% at maturity. If a Knock-Out Event has occurred, the notes provide the opportunity to earn an unleveraged return equal to any positive Lesser Performing Fund Return, up to the Contingent Digital Return of 13.15% at maturity. The Contingent Digital Return of 13.15% reflects the maximum return on the notes at maturity. A Knock-Out Event occurs, if, on any day during the Monitoring Period, the closing price of one share of either Fund is less than its Initial Share Price by more than the Contingent Buffer Amount of 30%. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	LIMITED PROTECTION AGAINST LOSS — We will pay you at least your principal back at maturity if a Knock-Out Event has not occurred or if (i) a Knock-Out Event has occurred and (ii) the Final Share Price of each Fund is greater than or equal to its Initial Share Price. If (i) a Knock-Out Event has occurred and (ii) the Final Share Price of either Fund is less than its Initial Share Price, for every 1% that the Final Share Price of the Lesser Performing Fund is less than its Initial Share Price, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose some or all of your principal amount at maturity.
•	RETURN DEPENDENT ON THE LESSER PERFORMING OF THE FUNDS — The return on the notes is linked to the Lesser Performing Fund, which will be the iShares® MSCI Emerging Markets ETF or the SPDR® S&P® Oil & Gas Exploration & Production ETF.

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund of iShares®, Inc., a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of large- and mid-capitalization emerging market equities, which we refer to as the Underlying Index with respect to the iShares® MSCI Emerging Markets ETF. The Underlying Index with respect to the iShares® MSCI Emerging Markets ETF is currently the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. For additional information about the iShares® MSCI Emerging Markets ETF, see “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement.

The VanEck Vectors® Oil Services ETF is an exchange-traded fund of VanEck Vectors® ETF Trust, a registered investment company, that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® US Listed Oil Services 25 Index, which we refer to as the Underlying Index with respect to the VanEck Vectors® Oil Services ETF. The MVIS® U.S. Listed Oil Services 25 Index is designed to track the performance of the largest and most liquid U.S.-listed companies that derive at least 50% (25% for current components) of their revenues from oil services to the upstream oil sector. For additional information about the VanEck Vectors® Oil Services ETF, see “Fund Descriptions — The VanEck Vectors® Oil Services ETF” in the accompanying underlying supplement.

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an

JPMorgan Structured Investments —	PS- 4
Digital Knock-Out Notes Linked to the Lesser Performing of the iShares® MSCI Emerging Markets ETF and the VanEck Vectors® Oil Services ETF

investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”).  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note. However, under a 2015 IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either or both of the Funds or any of the equity securities held by the Funds. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If (i) a Knock-Out Event has occurred and (ii) the Final Share Price of either Fund is less than its Initial Share Price, you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price of the Lesser Performing Fund is less than its Initial Share Price. Accordingly, under these circumstances, you will lose some or all of your principal amount at maturity.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE CONTINGENT DIGITAL RETURN — If a Knock-Out Event has not occurred, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return equal to the Contingent Digital Return of 13.15%, regardless of the appreciation of either or both of the Fund which may be significant. In addition, if a Knock-Out Event has occurred and the Final Share Price of each Fund is greater than its Initial Share Price, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed the Contingent Digital Return of 13.15%, regardless of the appreciation of either Fund, which may be significant.
•	YOUR ABILITY TO RECEIVE THE CONTINGENT DIGITAL RETURN MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD — If, on any day during the Monitoring Period, the closing price of one share of either Fund is less than its Initial Share Price by more than the Contingent Buffer Amount (i.e., a Knock-Out Event occurs), you may not be entitled to receive the Contingent Digital Return at maturity. Under these circumstances, if the Final Share Price of the Lesser Performing Fund is greater than its Initial Share Price by less than the Contingent Digital Return, you will receive a return that is less than the Contingent Digital Return. In addition, if a Knock-Out Event has occurred and the Final Share Price of the Lesser Performing Fund is less than its Initial Share Price, you will lose some or all of your principal amount at maturity.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

JPMorgan Structured Investments —	PS- 5
Digital Knock-Out Notes Linked to the Lesser Performing of the iShares® MSCI Emerging Markets ETF and the VanEck Vectors® Oil Services ETF

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF EACH FUND — Your return on the notes and your payment at maturity is not linked to a basket consisting of the Funds. Your payment at maturity is contingent upon the performance of each individual Fund such that you will be equally exposed to the risks related to each of the Funds. The performance of the Funds may not be correlated. Poor performance by either of the Funds over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Fund. Accordingly, your investment is subject to the risk of decline in the closing price of one share of each Fund.

•         YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LESSER PERFORMING FUND — Because the payment at maturity will be determined based on the performance of the Lesser Performing Fund, you will not benefit from the performance of the other Fund.  Accordingly, if (i) a Knock-Out Event has occurred and (ii) the Final Share Price of the Lesser Performing Fund is less than its Initial Share Price, you will lose some or all of your principal amount at maturity, even if the Final Share Price of the other Fund is greater than or equal to its Initial Share Price.

•	THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER AMOUNT MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD —

If, on any day during the Monitoring Period, the closing price of one share of either Fund is less than its Initial Share Price by more than the Contingent Buffer Amount (i.e., a Knock-Out Event occurs), the benefit provided by the Contingent Buffer Amount will terminate and you will be fully exposed to any depreciation of the Lesser Performing Fund from its Initial Share Price to its Final Share Price. You will be subject to this potential loss of principal even if that Fund subsequently recovers such that the closing price of one share of that Fund is not less than its Initial Share Price by more than the Contingent Buffer Amount.

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional

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information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of the Funds, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the Funds;
•	the time to maturity of the notes;
•	the dividend rates on the Funds and the equity securities held by the Funds;
•	the actual and expected positive or negative correlation between the Funds, or the actual or expected absence of any such correlation;
•	interest and yield rates in the market generally;
•	the occurrence of certain events relating to a Fund that may or may not require an adjustment to the Share Adjustment Factor for that Fund; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Funds or the securities held by either Fund would have.
•	THERE ARE RISKS ASSOCIATED WITH THE FUNDS — Although the shares of the Funds are listed for trading on a securities exchange and a number of similar products have been traded on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Funds or that there will be liquidity in the trading market. The Funds are subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the Funds, and consequently, the value of the notes.
•	THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE — Each Fund does not fully replicate its Underlying Index and may hold securities different from those included in its Underlying Index. In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of each Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying a Fund (such as mergers and spin-offs) may impact the variance between the performances of that Fund and its Underlying Index. Finally, because the shares of each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund.

During periods of market volatility, securities underlying each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund. As a result, under these circumstances, the market value of shares of each Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not

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correlate with the performance of its Underlying Index as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

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•	NON-U.S. SECURITIES RISK — Some or all of the equity securities held by the Funds have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries and/or the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
•	EMERGING MARKETS RISK WITH RESPECT TO THE iShares® MSCI Emerging Markets ETF — The equity securities held by the iShares® MSCI Emerging Markets ETF have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE iShares® MSCI Emerging Markets ETF — Because the prices of the equity securities held by the iShares® MSCI Emerging Markets ETF are converted into U.S. dollars for purposes of calculating the net asset value of the iShares® MSCI Emerging Markets ETF, your notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the iShares® MSCI Emerging Markets ETF trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of the equity securities held by the iShares® MSCI Emerging Markets ETF denominated in those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and any payment on the notes may be reduced. Of particular importance to potential currency exchange risk are:
•	existing and expected rates of inflation;

•         existing and expected interest rate levels;

•	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
•	political, civil or military unrest in the countries issuing those currencies and the United States; and
•	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of countries issuing those currencies and the United States and other countries important to international trade and finance.

•	RISKS ASSOCIATED WITH THE OIL SERVICES SECTOR WITH RESPECT TO THE VanECK VECTORS® OIL SERVICES ETF —

All or substantially all of the equity securities held by the VanEck Vectors® Oil Services ETF are issued by companies whose primary line of business is directly associated with the oil services sector.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.  The profitability of companies in the oil services sector is related to worldwide energy prices, including all sources of energy, and exploration and production spending.  The price of energy, the earnings of companies in the oil services sector, and the value of these companies’ securities have experienced significant volatility.  Additionally, in recent years, the price of oil has experienced significant volatility, which may materially impact companies operating in the oil services sector.  These companies are also subject to risks of changes in exchange rates and the price of oil and gas, changes in prices for competitive energy services, changes in the global supply of and demand for oil and gas, government regulation, the imposition of import controls, world events, negative perception, depletion of resources and general economic conditions, development of alternative energy sources, energy conservation efforts, technological developments and labor relations, as well as market, economic, social and political risks of the countries where oil services companies are located or do business.  Oil services companies operate in a highly competitive and cyclical industry, with intense price competition.

The oil services sector is exposed to significant and numerous operating hazards.  Oil and gas exploration and production can be significantly affected by natural disasters and adverse weather conditions in the regions in which they operate.  The revenues of oil services companies may be negatively affected by contract termination and renegotiation.  Oil services companies are subject to, and may be adversely affected by, extensive federal, state, local and foreign laws, rules and regulations.  Oil exploration and production companies may also be adversely affected by environmental damage claims and other types of litigation.  Changes to environmental protection laws, including the implementation of policies with less stringent environmental protection standards and those geared away from sustainable energy development, could lead

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to fluctuations in supply, demand and prices of oil and gas.  The international operations of oil services companies expose them to risks associated with instability and changes in economic and political conditions, social unrest and acts of war, foreign currency fluctuations, changes in foreign regulations and other risks inherent to international business.  Additionally, changes to U.S. trading policies could cause friction with certain oil producing countries and between the governments of the United States and other major exporters of oil to the United States.  Some of the companies in the oil services sector are engaged in other lines of business unrelated to oil services, and they may experience problems with these lines of business which could adversely affect their operating results.  The operating results of these companies may fluctuate as a result of these additional risks and events in the other lines of business.  In addition, a company’s ability to engage in new activities may expose it to business risks with which it has less experience than it has with the business risks associated with its traditional businesses.  Despite a company’s possible success in traditional oil services activities, there can be no assurance that the other lines of business in which these companies are engaged will not have an adverse effect on a company’s business or financial condition.

These factors could affect the oil services sector and could affect the value of the equity securities held by the VanEck Vectors® Oil Services ETF and the price of the VanEck Vectors® Oil Services ETF during the term of the notes, which may adversely affect the value of your notes.

•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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Historical Information

The following graph sets forth the historical weekly performance of the Funds from January 4, 2013 through August 10, 2018. The closing price of one share of the iShares® MSCI Emerging Markets ETF on August 16, 2018 was $41.77. The closing price of one share of the VanEck Vectors® Oil Services ETF on August 16, 2018 was $23.81.

We obtained the closing prices of one share of the Funds above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing price of one share of the Funds above and below may have been adjusted by Bloomberg for actions taken by the Funds, such as stock splits. The historical prices of each Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of either Fund on any day during the Monitoring Period or any Ending Averaging Date. There can be no assurance that the performance of the Funds will result in the return of any of your principal amount.

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The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors ” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Underlyings?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Dependent on the Lesser Performing of the Funds” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan

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Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 8, 2018, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on March 8, 2018.

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